Exhibit 10.7(j)
Ms. Amy B. Krallman
1400 E. Ocean Boulevard, #2104
Long Beach, CA 90802
3 May 2006

Re:	Retainer Agreement
Dear Amy,
This Retainer Agreement (the “Agreement”) sets forth the terms of employment by and between TRM Corporation (the “Company”) and Amy B. Krallman (“you”, the “Executive”) as of March 20, 2006 (the “Effective Date”).
1.	Employment Agreement
1.1	Employment

(a)	You will hold the position of Senior Vice President and Corporate Counsel of the Company and perform those duties as are generally associated with such position. You will report to the President & Chief Executive Officer. You also agree to perform such acts and duties as the President & Chief Executive Officer may reasonably direct, to comply with all applicable policies and procedures of the Company, and to devote such time, energy and skill to your assignment as the President & Chief Executive Officer considers reasonably necessary for the performance of your duties. Your employment hereunder with the Company shall constitute approximately 60% of your employment. It is acknowledged that you are the Partner and Principle of Buyer Team Realty and Team Home Loans, and that your responsibilities to these organizations shall not be considered competition with the Company nor a violation of this Agreement. You and the Company understand and agree that circumstances may arise in which you and the Company may mutually agree to change, in whole or in part, the scope of your responsibilities and the title of your position. Notwithstanding anything herein to the contrary, you shall not be precluded from (a) engaging in charitable activities and community affairs or (b) managing your personal investments and affairs, provided that such activities do not materially interfere with the proper performance of your duties and responsibilities under this Agreement or compete with the business of the Company.

Ms. Amy B. Krallman
May 3, 2006

(b)	Your employment with the Company will continue under this Agreement until terminated by you or the Company as provided in paragraphs 1.5 or 2.1, below. Notwithstanding the designation of a term for this Agreement, your employment with the Company will be on an “at will” basis with both you and the Company retaining the right to terminate the employment relationship at any time and for any reason, without liability on the part of the Company or any affiliated or related corporation for the termination, except as expressly provided in this Agreement. Your last day of employment with the Company is referred to herein as your Separation Date.

1.2	Salary. During the first term of this Agreement, you will be paid the annualized equivalent of $250,000 as base salary pro rated based upon approximately 60% of your time being dedicated to the Company, payable in installments on regular Company paydays. The first term shall end on June 27, 2006. After the first twelve months of employment, your base salary shall be set annually by the Compensation Committee of the Board of Directors.

1.3	Benefits. You will be given an opportunity to earn incentive compensation in each calendar year during the term of this Agreement upon the achievement of performance criteria to be established by the Compensation Committee of the Board of Directors. You will also be eligible to participate in any benefit plans or programs generally available to the Company’s management as the Board of Directors shall from time-to-time approve, which shall include at least four weeks of paid time off (PTO) per year. Additionally, all options that have been granted to you and that have vested, shall be exercisable through January 1, 2008.

1.4	Term. The term of your employment under this Agreement shall commence on the Effective Date and shall continue for ninety (90) days from the Effective Date (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive ninety (90) day periods unless either the Company or you, as the case may be, provides written notice to the other party at least thirty (30) days prior to the termination of the initial Term or any renewal period, stating its or her desire to terminate or modify this Agreement, or terminates the Agreement as provided herein below.

Ms. Amy B. Krallman
May 3, 2006

2.	Termination of Agreement
2.1	Termination. This Agreement may be terminated as follows:

(a)	This Agreement may be terminated by you for any reason upon 30 days’ written notice to the Company, including notice of your intent not to renew the Agreement as set forth above in Section 1.5.

(b)	This Agreement may be terminated by the Company for any reason at any time with 30 days’ written notice to you, (including notice of its intent not to renew the Agreement as set forth above in Section 1.5), subject only to the obligation of the Company, if you are terminated for reasons other than those specified in paragraph 2.2, to pay severance pay according to the following formula:
(i)	For termination other than through a change of control of the Company, ninety (90) days pay, plus all incentive compensation earned but unpaid on or prior to the Separation Date, plus immediate vesting of all stock options or restricted stock.

(ii)	For termination through change of control of the Company, one (1) year pay, plus all incentive compensation earned but unpaid on or prior to the Separation Date, plus immediate vesting of all stock options or restricted stock.

Severance pay may be paid to you at your option in a lump sum or in regular payroll period installments.
(c)	This Agreement shall automatically terminate in the event of your death or disability. For purposes of this Agreement, “disability” shall mean inability to perform the essential functions of your position, with or without reasonable accommodation, for a period of more than six (6) months in a twelve (12) month period by reason of physical or mental illness or incapacity as determined by a physician jointly chosen by the Company and Executive or his legal representative.

(d)	Eligibility for severance pay is conditioned upon your execution of a Release of Claims in a form provided by the Company at the time of termination.

Ms. Amy B. Krallman
May 3, 2006

2.2	Ineligibility for Severance Pay. With respect to subparagraph 2.1(b), you will not be eligible for severance pay under this Agreement if:
(a)	you voluntarily resign or retire from your employment at any time and for any reason except because of an involuntary reduction in your base salary or a change of control of the Company;

(b)	the Company terminates your employment for cause (as defined in paragraph 2.3, below) or your employment terminates due to your death or disability;

(c)	you breach the terms of paragraph 3; or

(d)	you fail or refuse to sign the Release of Claims form provided by the Company at the time of termination.
2.3	Definition of Cause. For purposes of this Agreement, “cause” for termination shall be defined as (i) any misappropriation of funds or property of the Company by you; (ii) the conviction of or plea of guilty or nolo contendere by you of a felony or of any crime involving moral turpitude; (iii) your engagement in illegal, immoral or similar conduct tending to place you or the Company, by association with you, in disrepute; (iv) abuse of alcohol or drugs to an extent that renders you unable or unfit to perform his duties hereunder; or (v) your gross dereliction of duty.
3.	Confidentiality
3.1Preservation and Non-Use of Confidential Information. You acknowledge that you have a fiduciary duty as an officer and employee of the Company not to discuss Confidential Information obtained during your employment with the Company. For purposes of this Agreement, “Confidential Information” means any and all confidential or proprietary information concerning the Company or its affiliates, joint venturers or other related entities (“The Company Group”), the disclosure of which could disadvantage The Company Group. Confidential Information shall not include (i) any information which is in the public domain, (ii) which becomes known in the industry through no wrongful act on the part of you or (iii) which relates to general knowledge about the industry, possessed by you by virtue of your prior experience in the Business. Confidential Information includes trades secrets as defined under the Uniform Trades Secrets Act.

Except pursuant to your employment by the Company and as directed by the President & Chief Executive Officer, you agree not to use Confidential Information, during the term of this Agreement or after its

Ms. Amy B. Krallman
May 3, 2006

termination for a period of five years, for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity.

You also agree that, except pursuant to your employment by the Company as directed by the President & Chief Executive Officer, you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time during the term of this Agreement or after its termination, to any person, agency, or court unless compelled to do so pursuant to legal process ( e.g., a summons or subpoena) or otherwise required by law and then only after providing the Company with prior notice and a copy of the legal process.

3.2	Covenant not to Compete. You also agree that while employed by the Company, and for a period of six months after the termination of employment, you shall not compete with the Company, either directly or indirectly, in the geographical areas where the Company does business, and you shall not perform services for or own an interest in any business that does so. Your work with Buyer Team Realty and Team Home Loans will not be considered to be a violation of this paragraph 3.2.
4.	Return of Property

On or before your Separation Date, except as agreed to by the Company, you will return all property belonging to the Company, including, but not limited to, all documents, business machines, computers, computer hardware and software programs, computer data, telephones (cellular, mobile or otherwise), pagers, keys, card keys, credit cards, company vehicle and other Company-owned property.

5.	Right To Consult with Attorney

You have the right to consult with an attorney or financial advisor at your own expense regarding this Agreement.

6.	Dispute Resolution

You agree that any dispute (1) concerning the interpretation or construction of this Agreement, (2) arising from your employment with or termination of employment from the Company, (3) relating to any compensation or benefits you may claim, or (4) relating in any way to any claim by you for reinstatement or reemployment by the Company after execution of this Agreement shall be submitted to final and binding confidential arbitration. Except as specifically provided herein, the arbitration shall be governed by the rules of the American Arbitration Association or such other rules as agreed to by the parties. Each party shall be responsible for its or his own

Ms. Amy B. Krallman
May 3, 2006

costs and attorneys’ fees relating to mediation and arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution.

7.	Entire Agreement

This Agreement contains the entire agreement between you and the Company concerning the subject matters discussed herein and supersedes any other discussions, agreements, representations or warranties of any kind. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. This Agreement supersedes all prior employment agreements between you and the Company or any corporation affiliated with or related to the Company. The terms of this Agreement are contractual and not mere recitals. If for any reason any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement.

This Agreement shall be construed in accordance with the laws of the state of Oregon (without regard to the conflicts of laws provisions thereof).

In order to reflect your voluntary acceptance and agreement with these terms, please sign and return the enclosed copy of this letter.

Sincerely,
TRM CORPORATION

By:	/s/ Jeffrey F. Brotman

Jeffrey F. Brotman
President & CEO
ACKNOWLEDGMENT AND AGREEMENT:
I have read this Agreement and voluntarily enter into this Agreement after careful consideration and the opportunity to review it with financial or legal counsel of my choice.

/s/ Amy B. Krallman

Amy B. Krallman
Executive